                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF KENSEY NASH CORPORATION

Kensey Nash Holding Company
A Delaware Corporation
108 Webster Building
3411 Silverside Road
Wilmington, DE 19810

Kensey Nash Europe GmbH
A German Corporation
Mergenthalerallee 79-81
D-65760 Eschborn
Germany